Exhibit 23.6

CONSENT

We refer to the filing by Crystallex International Corporation (the “Corporation”) of a Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of 22,642,662 common shares of the Corporation (the “Shares”) issued or issuable by the Corporation as described in the Registration Statement.

We consent to the use of our name under the heading “Enforceability of Civil Liabilities Against Crystallex” in the re-offer prospectus, which is a part of this Registration Statement.

June 24, 2005	McMillan Binch Mendelsohn LLP

/s/ McMillan Binch Mendelsohn LLP